UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

☒	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

lululemon athletica inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On February 27, 2026, lululemon athletica inc. issued the following press release in connection with its 2026 Annual Meeting of Shareholders.

lululemon Responds to Chip Wilson’s Statements

VANCOUVER, British Columbia – lululemon athletica inc. (NASDAQ:LULU) (“lululemon” or the “company”) today commented on Chip Wilson’s press release in relation to his nomination of three director candidates to stand for election to the company’s Board at lululemon’s 2026 Annual Meeting of Shareholders:

We have continued to engage with Mr. Wilson in good faith over the past few months, including numerous meetings, with the goal of having a productive dialogue with him. We disagree with Mr. Wilson’s characterization of his interactions with the Board.

The Board has repeatedly requested the opportunity to interview Mr. Wilson’s director nominees. However, Mr. Wilson had indicated he would not allow the Board to meet with these individuals unless the Board agreed to a full set of settlement terms. To date, Mr. Wilson has only allowed one nominee, Marc Maurer, to have preliminary conversations with the Board, which the Board has welcomed. It is unfortunate that Mr. Wilson has been unwilling to have a constructive dialogue toward a reasonable resolution.

The Board remains open to engaging with Mr. Wilson as well as the company’s other shareholders and will continue to take actions that we believe are in the best interests of all of the company’s shareholders.

About lululemon

lululemon (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the Securities and Exchange Commission (the “SEC”), including Forms 8-K, 10-Q and 10-K. We undertake no obligation to update any forward-looking statements.

Important Additional Information and Where to Find It

The company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the company’s stockholders for the company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Certain Information Regarding Participants in the Solicitation

 The company, its directors and certain of its executive officers (Meghan Frank, Chief Financial Officer; André Maestrini, President and Chief Commercial Officer; and Shannon Higginson, Chief Legal and Compliance Officer) are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the company’s stockholders in connection with the matters to be considered at the company’s 2026 annual meeting of stockholders. Information regarding the names of the company’s directors and executive officers and certain other individuals and their respective interests in the company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Executive Compensation,” “Executive Compensation Tables,” and “Principal Shareholders and Stock Ownership by Management” of the company’s proxy statement on Schedule 14A in connection with the 2025 annual meeting of stockholders, filed with the SEC on April 29, 2025 (available here). Supplemental information regarding the participants’ holdings of the company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on June 11, 2025, December 17, 2025, and January 2, 2026 for Meghan Frank (available here, here, and here); June 12, 2025 for Shane Grant (available here); June 12, 2025 for Kathryn Henry (available here); June 12, 2025 for Teri List (available here); June 12, 2025 for Alison Loehnis (available here); December 17, 2025 for André Maestrini (available here); June 12, 2025 for Isabel Mahe (available here); June 12, 2025 for Jon McNeill (available here); June 12, 2025, December 18, 2025, and December 29, 2025 for Martha Morfitt (available here, here, and here); June 13, 2025 for David Mussafer (available here); and June 12, 2025 for Emily White (available here). Such filings will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 annual meeting of stockholders, if and when they become available. These documents will be available free of charge as described above.

Investor Contacts

lululemon athletica inc.

Howard Tubin

1-604-732-6124

or

ICR, Inc.

Joseph Teklits

1-203-682-8200

Media Contact:

lululemon athletica inc.

Madi Wallace

1-604-732-6124

or

Joele Frank, Wilkinson Brimmer Katcher

Leigh Parrish / Jed Repko

1-212-355-4449

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